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                                                               EXHIBIT 99.1

                       [LOGO OF NTN COMMUNICATIONS, INC.]

FOR IMMEDIATE RELEASE



                       NTN APPLIES FOR PLAYMAKER APPROVAL
                       ----------------------------------

   CARLSBAD, Calif. - October 25, 1996 - NTN reported that it was advised by the FCC that its Playmaker(R) keypad had not received formal approval. Though NTN had submitted an application to the FCC ten years ago, NTN only recently learned that approval was never granted.

   Upon notification, NTN submitted its application to the FCC and commenced testing its equipment. Although the Company has not received formal approval from the FCC, the Company does not anticipate obstacles to receiving official approval. During this period, NTN has continued to distribute its programming to existing locations, but has suspended shipments to new locations until receipt of written FCC approval. NTN's expanding Home Services were not in any way affected by this recent situation.

   Carlsbad, California-based NTN Communications, Inc., the industry's leading producer and programmer of two-way (interactive television), online and Internet entertainment, broadcasts to a variety of delivery platforms 24 hours a day. NTN's content is among the most popular destinations on computer online and interactive cable services. In addition, the NTN Entertainment Network(R) distributes programming to more than 15 million participants per month at restaurants, sports bars, hotel lounges, military bases, colleges and other group viewing locations, throughout North America. Information is available on the NTN Communications website at http://www.ntn.com.


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Contact:  Daniel C. Downs, President
          (619) 438-7400

          Laura J. Kass, VP Legal and Business Affairs
          (619) 438-7400